UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREAT PANTHER SILVER LIMITED
(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

1330 – 200 Granville Street
Vancouver, British Columbia
Canada V6C 1S4
604 608 1766
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
1090 Vermont Avenue N.W.
Washington, DC 20005
Telephone: (800) 927-9801
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:
Robert Archer, President & CEO	Tom Theodorakis/ Michael Taylor
Great Panther Silver Limited	McMillan LLP
1330 – 200 Granville Street	1500 – 1055 West Georgia Street
Vancouver, British Columbia	Vancouver, British Columbia
Canada V6C 1S4	Canada V6E 4N7
(604) 608-1766	(604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	at some future date (check appropriate box below)

1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered(3)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price (2)(3)(4)	Amount of registration fee (3)(4)(5)
Common Shares, no par value Common Share Purchase Warrants Subscription Receipts Units
Total	-	-	US$61,050,061	US$7,075.70

(1)

Includes an indeterminate number of common shares, common share purchase warrants, subscription receipts for any combination thereof or units of any combination thereof. This registration statement also covers (i) common shares that may be issued upon exercise of warrants, (ii) common shares, warrants or units that may be issued upon conversion of subscription receipts and (iii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. No separate consideration will be received for any securities issued upon conversion or exchange. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “U.S. Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)

Represents the initial offering price of all securities sold up to an aggregate public offering price not to exceed US$61,050,061 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.

(3)

Rule 457(o) under the U.S. Securities Act permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant.

(4)

Calculated based on the proposed maximum aggregate offering price of CDN$80,000,000 converted into U.S. dollars based on the noon exchange rate on October 18, 2016, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of CDN$1.00 = US$0.76313.

(5)	Based on the SEC’s registration fee of $115.90 per $1,000,000 of securities registered.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

I- 1

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2016

Prospectus Dated      , 2016

GREAT PANTHER SILVER LIMITED
$80,000,000
Common Shares
Warrants
Subscription Receipts
Units

Great Panther Silver Limited (the “Company” or “Great Panther”) may offer and issue from time to time common shares (the “Common Shares”), warrants (the “Warrants”) to purchase Common Shares or other Securities (as defined below), subscription receipts (“Subscription Receipts”) which entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Common Shares or Warrants of the Company or any combination thereof, or units (“Units”) consisting of two or more of the foregoing (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of $80,000,000 (or its equivalent in any other currency used to denominate the Securities at the time of the offering) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

Investing in Securities of the Company involves a high degree of risk. You should carefully review the risks outlined in this Prospectus and in the documents incorporated by reference in this Prospectus and consider such risks in connection with an investment in such Securities. See “Risk Factors”.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada (“MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and may not be comparable to financial statements of United States companies. Our financial statements are subject to Canadian generally accepted auditing standards and auditor independence standards, in addition to the standards of the Public Company Accounting Oversight Board (United States) and the United States Securities and Exchange Commission (“SEC”) independence standards.

I-ii

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of its officers and directors are residents of Canada, that all of the experts named in the registration statement are not residents of the United States, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

NEITHER THE SEC NOR ANY STATE OR CANADIAN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, number and terms of the Common Shares or other Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of Subscription Receipts, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event the release conditions are not met and any other specific terms; and (iv) in the case of Units, the terms of the component Securities and any other specific terms. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction.

All information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, such delivery to be effected in the case of United States purchasers through the filing of such Prospectus Supplement or Prospectus Supplements with the SEC. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

I-iii

The outstanding Common Shares of the Company are listed for trading on Toronto Stock Exchange (“TSX”) under the symbol “GPR” and on NYSE MKT (“NYSE MKT”) under the symbol “GPL”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares of the Company will not be listed on any securities exchange. On October 19, 2016, the closing price of the Common Shares on TSX was $1.70 per share and the closing price of the Common Shares on NYSE MKT was U.S.$1.30 per share. There is currently no market through which Securities, other than the Common Shares, may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation. See “Risk Factors”.

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Company by McMillan LLP with respect to Canadian and United States legal matters.

In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s head office and its registered office is located at Suite 1330 – 200 Granville Street, Vancouver, British Columbia V6C 1S4.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

_____________________

You should rely only on the information contained in or incorporated by reference into this Prospectus or contained in any applicable Prospectus Supplement. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents or that any information contained in any document incorporated by reference is accurate as of any date other than the date of that document.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “we”, “our”, “us”, “Great Panther” or the “Company” refer to Great Panther Silver Limited and each of its material subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of applicable Canadian and United States securities laws.

Forward-looking statements are often, but not always, identified by the words “anticipates”, “believes”, “expects”, “may”, “likely”, “plans”, “intends”, “expects”, “may”, “forecast”, “project”, “budgets”, “potential”, and “outlook”, or similar words, or statements that certain events or conditions “may”, “might”, “could”, “can”, “would”, or “will” occur. Forward-looking statements reflect the Company’s current expectations and assumptions, and are subject to a number of known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Forward-looking statements contained or incorporated by reference into this Prospectus include, without limitation, statements regarding:

•	the future production of silver, gold, lead and zinc;

•	profit, operating costs and cash flow;

•	grade improvements;

•	sales volume and selling prices of products;

•	capital and exploration expenditures, plans, timing, progress, and expectations for the development of the Company’s mines and projects;

•	progress in the development of mineral properties;

•	the timing of production and the cash and total costs of production;

•	sensitivity of earnings to changes in commodity prices and exchange rates;

•	the impact of foreign currency exchange rates;

•	the impact of taxes and royalties;

•	expenditures to increase or determine reserves and resources;

•	sufficiency of available capital resources;

•	title to claims;

•	expansion and acquisition plans; and

•	future plans and expectations for the Company’s properties and operations.

These forward-looking statements are necessarily based on a number of factors and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The assumptions made by the Company, which may prove to be incorrect, include, but are not limited to:

•	general business and economic conditions;

•	the supply and demand for, deliveries of, and the level and volatility of prices of, silver, gold, lead and zinc;

•	expected Canadian dollar, Mexican peso and US dollar exchange rates;

•	expected taxes and royalties;

•	the timing of the receipt of regulatory and governmental approvals for development projects and other operations;

•	costs of production, and production and productivity levels;

•	estimated future capital expenditures and cash flows;

•	the continuing availability of water and power resources for operations;

•	the accuracy of the interpretation and assumptions used in calculating resource estimates (including with respect to size, grade and recoverability);

•	the accuracy of the information included or implied in the various published technical reports;

•	the geological, operational and price assumptions on which such technical reports are based;

•	conditions in the financial markets;

•	the ability to attract and retain skilled staff;

•	the ability to procure equipment and operating supplies and that there are no material unanticipated variations in the cost of energy or supplies;

•	the ability to secure contracts for the sale of the Company’s products (metals concentrates);

•	the execution and outcome of current or future exploration activities;

•	the possibility of project delays and cost overruns, or unanticipated excessive operating costs and expenses;

•	the Company’s ability to maintain adequate internal control over financial reporting, and disclosure controls and procedures;

•	the ability of contractors to perform their contractual obligations; and

•	operations not being disrupted by issues such as mechanical failures, labour disturbances, illegal occupations or mining, and adverse weather conditions.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements or information. Forward-looking statements or information are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements or information due to a variety of risks, uncertainties and other factors, including, without limitation, changes in commodity prices; changes in foreign currency exchange rates; acts of foreign governments; political risk and social unrest; uncertainties related to title to the Company’s mineral properties and the surface rights thereon, including the Company’s ability to acquire, or economically acquire, the surface rights to certain of the Company’s exploration and development projects; unanticipated operational difficulties due to adverse weather conditions; failure of plant or mine equipment and unanticipated events related to health, safety, and environmental matters; inability to obtain or delays in obtaining necessary permits for development of new projects or for the expansion or continued operation of existing projects; illegal activity, including illegal mining, occupations, kidnapping and political corruption; failure of counterparties to perform their contractual obligations; uncertainty of mineral resource estimates and deterioration of general economic conditions.

Readers are advised to carefully review and consider the risk factors identified in this Prospectus and any Prospectus Supplement under “Risk Factors” and elsewhere in this Prospectus and any Prospectus Supplement and in the documents incorporated by reference herein for a discussion of the factors that could cause the Company’s actual results, performance and achievements to be materially different from any anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Readers are further cautioned that the foregoing list of assumptions and risk factors is not exhaustive.

The Company’s forward-looking statements and information are based on the assumptions, beliefs, expectations and opinions of management as of the date such statements are made. The Company will update forward-looking statements and information if and when, and to the extent, required by applicable securities laws. Readers should not place undue reliance on forward-looking statements. The forward-looking statements and information contained herein are expressly qualified by this cautionary statement.

CAUTIONARY NOTES TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE
AND RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian provincial securities laws, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this Prospectus have been prepared in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)— CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is an instrument developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and CIM standards. These definitions differ from the definitions in the SEC’s Industry Guide 7 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”).

Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of the Company’s mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

NOTE TO UNITED STATES READERS REGARDING DIFFERENCES
BETWEEN UNITED STATES AND CANADIAN REPORTING PRACTICES

Effective January 1, 2011, the Company began preparing its financial statements, which are incorporated by reference into this prospectus, in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). Accordingly, the Company’s financial statements are not comparable to financial statements of United States companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “U.S. dollars” or “US$” are to United States dollars.

Except as otherwise noted in the Company’s AIF (as defined under “The Company and its Business”) and the Company’s financial statements and related management’s discussion and analysis of financial condition and results of operations of the Company that are incorporated by reference into this Prospectus (see “Documents Incorporated by Reference”), the financial information contained in such documents is expressed in Canadian dollars.

The high, low, average and closing noon rates for the United States dollar in terms of Canadian dollars for each of the financial periods of the Company ended June 30, 2016, December 31, 2015, December 31, 2014 and December 31, 2013, as quoted by the Bank of Canada, were as follows:

	Six months ended	Year ended	Year ended	Year ended
	June 30, 2016	December 31, 2015	December 31, 2014	December 31, 2013
		(expressed in Canadian dollars)
High	1.4589	1.3990	1.1643	1.0697
Low	1.2544	1.1728	1.0614	0.9839
Average	1.3302	1.2787	1.1045	1.0299
Closing	1.3009	1.3840	1.1601	1.0636

On September 30, 2016, the noon exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = $1.3117.

GLOSSARY OF TECHNICAL TERMS

Indicated Mineral Resource

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit.

Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation.

An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

Inferred Mineral Resource

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity.

An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

Measured Mineral Resource

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit.

Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation.

A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Resource or to a Probable Mineral Reserve.

Mineral Reserve

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-feasibility or feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.

Mineral Resource

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

Modifying Factors

Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

Probable Mineral Reserve

A Probable Mineral Reserve is the economically mineable part of an Indicated Mineral Resource, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve.

Proven Mineral Reserve	A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors.

THE COMPANY AND ITS BUSINESS

Great Panther is a primary silver mining and precious metals producer and exploration company listed on the TSX trading under the symbol “GPR” and on the NYSE MKT trading under the symbol “GPL”. The Company’s wholly-owned mining operations in Mexico are the Topia Mine (“Topia”), and the Guanajuato Mine Complex (the “GMC”), which comprises the Company’s Guanajuato Mine, the San Ignacio Mine (“San Ignacio”) and the Cata processing plant.

The GMC produces silver and gold concentrate and is located in central Mexico, approximately 380 kilometres north-west of Mexico City, and approximately 30 kilometres from the Guanajuato International Airport. The Topia Mine is located in the Sierra Madre Mountains in the state of Durango in northwestern Mexico and produces concentrates containing silver, gold, lead and zinc at its own processing facility.

The method of production at Topia and the GMC consists of underground mining through cut and fill operations. Extracted ore is trucked to on-site conventional processing plants which consist of zinc and lead-silver flotation circuits at the Topia Mine, and a pyrite-silver-gold flotation circuit at the GMC.

The Company’s current exploration properties include El Horcón, Santa Rosa and Plomo in Mexico; and Argosy in Canada. The Santa Rosa project is located approximately 15 kilometres northeast of Guanajuato, El Horcón is 100 kilometres by road northwest of Guanajuato, and the Plomo exploration property is located in Sonora, Mexico. The Argosy exploration property is located in the Red Lake Mining District in Northwestern Ontario.

The Company did not undertake any active exploration programs on the above noted exploration properties in 2015 and 2016. During 2015 and 2016, the Company undertook significant exploration and evaluation work on the Coricancha Mine in Peru, which it optioned from Nyrstar N.V. in May 2015. On May 11, 2016, the Company terminated the option agreement to acquire the Coricancha Mine. However, the Company is continuing with its evaluation of the project and the potential purchase of the mine. The Company continues to seek and evaluate additional mining opportunities in the Americas.

The GMC, Topia, El Horcón and Santa Rosa projects are held by Minera Mexicana el Rosario, S.A.de C.V. (“MMR”), a wholly-owned subsidiary acquired in February 2004. In 2005, the Company incorporated Metálicos de Durango, S.A. de C.V. and Minera de Villa Seca, S.A. de C.V. which are responsible for the day-today affairs and operations of Topia and the GMC, respectively, through service agreements with MMR.

Argosy is held by Cangold Limited (“Cangold”), a wholly-owned subsidiary of the Company acquired in May 2015, and Plomo is held by Coboro Minerales de Mexico, S.A. de C.V., a wholly-owned subsidiary of Cangold.

Further information regarding the business of the Company, its operations and its mineral properties, including the Topia Mine and the Guanajuato Mine Complex, can be found in the Company’s annual information form for the year ended December 31, 2015 dated March 24, 2016 (the “AIF”) and the materials incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

In February 2016, the Comisión Nacional del Agua (“CONAGUA”), the Mexican federal agency responsible for water administration, required that the Company make formal applications for permits associated with the occupation and construction of the tailings facility at the GMC. Following the February meeting, the Company filed its applications. After the Company filed the applications, CONAGUA carried out an inspection of the tailings facility and requested further technical information. The Company is in the process of compiling the requested technical information. The compilation, submission, and CONAGUA’s review of such information, has been ongoing for several months, and is expected to continue to extend at least into the first quarter of 2017. The Company believes its current tailings footprint can be maintained and will support operations at the GMC until at least 2020. The Company also believes, based on its meetings and other communication with CONAGUA, that it will be able to obtain all of the above noted permits if and as required, with no suspension of the GMC operations. See “Risks Associated with Obtaining and Complying with Tailings and Other Permits”.

Since the February meeting with CONAGUA, the Company has also discovered through its own undertaking that some additional CONAGUA permits may be needed in connection with water discharge and use at GMC tailings facility and the San Ignacio satellite mine. An application has been made for the permit in the case of the San Ignacio mine. The Company is assessing whether it requires an additional water use permit during the dry season.

The Topia tailings capacity will require an expansion in 2016 or early 2017 beyond the present Phase I facility. The Company has received its permit for the construction of the tails handling equipment and Phase II facility from SEMARNAT (the Mexican environmental permitting agency), and work is underway on the facilities including the fabrication of tails handling equipment, civil engineering design, fieldwork, and permitting details. This work is on a tight timetable and, although completion is expected in the second quarter of 2017, it presents a risk to continuing normal operations at Topia. The Company is undertaking a technical evaluation to assess the geotechnical state of the Phase I tailing facility and the opportunities to extend the capacity of the Phase I facility in order to ensure a smooth transition to the Phase II facility. The technical evaluation includes a geotechnical assessment of the remaining capacity of the Phase I facility based on the recommendations of a professional engineering firm that the Company has consulted. See “Risks Associated with Topia Tailings Facility Expansion”

Reviews by the regulatory authorities in the current year, coupled with the permitting work underway by the Company in connection with the expansion of the Topia tailings facility, have led to a broader review by PROFEPA (the Mexican environmental compliance authority) of all of the Topia operations’ permitting status and environmental compliance, including the historical tailings dating back to the period prior to Great Panther’s ownership. The Company is working with the Mexican authorities to complete the review. The Company anticipates that it will be able to address any potential gaps in existing compliance through a mitigation plan, however, the Company cannot provide complete assurance that the PROFEPA review or the aforementioned technical evaluation will not lead to a suspension of operations or an inability to continue to utilize the Phase I facility before the Phase II facility is available for use.

ATM Offering

The Company entered into an At-the-Market Offering Agreement on April 20, 2016 with H.C. Wainwright (the “ATM Agreement”). Under the ATM Agreement, the Company is entitled, at its discretion and from time-to-time during the term of the ATM Agreement, to sell, through H.C. Wainwright, as placement agent, such number of Common Shares having an aggregate gross sales price of up to US$10.0 million (the “ATM Offering”). Sales of the Common Shares under the ATM Offering will be made through "at the market distributions", as defined in National Instrument 44-102, directly on the NYSE MKT or on any other existing trading market in the United States. The Common Shares will be distributed at market prices or prices related to prevailing market prices from time to time. As a result, prices of the Common Shares sold under the ATM Offering will vary as between purchasers and during the period of distribution. The Company suspended the ATM Offering for 45 days following the closing of the July 2016 Bought Deal Offering described below. At the date of this Prospectus, the Company has sold an aggregate of 3,498,627 Common Shares for gross proceeds of US$5.65 million under the ATM Agreement. See below under “Prior Sales”. The Company pays H.C. Wainwright a commission of 2% of the gross proceeds of sale of Common Shares sold under the ATM Offering.

Bought Deal Offering of Units

On July 12, 2016 the Company completed a bought deal offering of 18,687,500 units at a price of US$1.60 per unit for gross proceeds of US$29.9 million, which included 2,467,500 units sold pursuant to the exercise in full of an over-allotment option granted to the underwriters for the offering (the “July 2016 Bought Deal Offering”). Each unit consisted of one Common Share and one half of one Common Share purchase warrant, each whole warrant entitling the holder to purchase a further Common Share at a price of US$2.25 per Common Share for a period of 18 months following the closing of the offering. The units were sold pursuant to an amended and restated underwriting agreement dated July 6, 2016 between the Company and Cantor Fitzgerald Canada Corporation and Rodman & Renshaw (a unit of H.C. Wainwright & Co. LLC), as joint bookrunners, and Euro Pacific Capital Inc. and Sprott Private Wealth LP, as co-managers. The offering was completed under a prospectus supplement dated July 6, 2016 to a base shelf prospectus dated October 14, 2014 in all of the provinces of Canada except Quebec, and to a base shelf prospectus filed as part of an effective shelf registration statement on Form F-10 filed with the United States Securities and Exchange Commission under the Canada/U.S. multi-jurisdictional disclosure system. The proceeds of the offering are being used by the Company to fund operating, development and exploration expenditures at its mining operations and projects, and for possible future acquisitions.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding working capital, potential future acquisitions and capital expenditures. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

There has been no material change in our share or loan capital on a consolidated basis since June 30, 2016, being the date of our most recently filed unaudited interim consolidated financial statements incorporated by reference in this Prospectus Supplement, other than the issuance:

•	of an additional 366,920 Common Shares pursuant to the outstanding stock options, as described below under “Prior Sales”;

•	of an additional 160,000 Common Shares pursuant to the ATM Agreement, as described below under “Prior Sales”; and

•	of an additional 18,687,500 Common Shares and 9,343,750 warrants pursuant to the July 2016 Bought Deal Offering, as described below under “Prior Sales”.

The following table shows the effect of the above noted changes in share or loan capital on the consolidated capitalization of the Company as at June 30, 2016:

Description	As at June 30, 2016	As at June 30, 2016 (After giving effect to the above noted changes to share and loan capital)
Cash(2)	$28,835,000	$65,894,000
Long term financial liabilities	$8,848,000	$8,848,000
Common Shares	147,221,498	166,435,918
Class A Preferred Shares	Nil	Nil
Class B Preferred Shares	Nil	Nil
Options	10,966,402	10,599,482
Warrants	Nil	9,343,750(1)

Description	As at June 30, 2016	As at June 30, 2016 (After giving effect to the above noted changes to share and loan capital)
Shareholders’ Equity(2)	$61,861,000	$98,641,000

(1) Representing the warrants issued in connection with the July 2016 Bought Deal Offering (the “July 2016 Warrants”). Each July 2016 Warrant entitles the holder to purchase one Common Share at a price of US$2.25 per Common Share (a “July 2016 Warrant Share”) at any time on or before 5:00 pm (Toronto time) on January 12, 2018. The July 2016 Warrants were issued pursuant to a warrant indenture dated July 12, 2016 between the Company and Computershare Trust Company of Canada (the “July 2016 Indenture”). Pursuant to the terms of the July 2016 Indenture, holders of July 2016 Warrants are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of July 2016 Warrant Shares under the U.S. Securities Act. This option entitles the holders to elect to receive fewer Common Shares without paying the cash exercise price. The number of July 2016 Warrant Shares to be issued is determined by a formula based on the total number of Common Shares with respect to which the July 2016 Warrant is being exercised, the daily volume weighted average price for the Common Shares on the trading day immediately prior to the date of exercise and the applicable exercise price of the July 2016 Warrants.

(2) The effect of the above noted changes in share or loan capital on Cash is calculated using the noon exchange rate for the United States dollar in terms of Canadian dollars on September 30, 2016, as quoted by the Bank of Canada, of US$1.00 = $1.3117. The effect of the above noted changes in share or loan capital on Shareholders’ Equity is calculated using the noon exchange rate for the United States dollar in terms of Canadian dollars on July 12, 2016, as quoted by the Bank of Canada, of US$1.00 = $1.3016.

DIVIDEND POLICY

The Company has not declared or paid any dividends on its Common Shares since the date of its incorporation. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Company’s board of directors will review this policy from time to time having regard to the Company’s financing requirements, financial condition and other factors considered to be relevant.

DESCRIPTION OF COMMON SHARES

The Company’s authorized share capital consists of an unlimited number of Common Shares without par value. As at the date of this Prospectus, there are 166,435,918 Common Shares issued and outstanding.

Each Common Share ranks equally with all other Common Shares with respect to distribution of assets upon dissolution, liquidation or winding-up of the Company and payment of dividends. The holders of Common Shares are entitled to one vote for each share on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the board of directors of the Company. The holders of Common Shares have no pre-emptive or conversion rights. The rights attaching to the Common Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

On June 9, 2016, the shareholders of the Company approved an amended and restated shareholder rights plan (the “Rights Plan”), which amended and restated a shareholder rights plan dated April 17, 2012. For the purpose of encouraging potential offerors seeking to make a takeover bid for the Company to comply with certain minimum conditions or be subject to the dilutive features of the Rights Plan. The Rights Plan provides that one “right” attaches to each outstanding Common Share entitling the holder to purchase, in the prescribed circumstances and subject to exceptions, additional Common Shares in accordance with the terms and conditions of the rights agreement dated April 17, 2012 as amended and restated as of June 9, 2016 between the Company and Computershare Investor Services Inc., as rights agent.

The Common Shares are listed on the TSX trading under the symbol “GPR”, and on the NYSE MKT trading under the symbol “GPL”.

DESCRIPTION OF WARRANTS

The following description, together with the additional information the Company may include in any Prospectus Supplements, summarizes the material terms and provisions of the Warrants that the Company may offer under this Prospectus, which may consist of Warrants to purchase Common Shares or other Securities and may be issued in one or more series. Warrants may be offered independently or together with Common Shares or other Securities offered by any Prospectus Supplement, and may be attached to or separate from those Securities. Warrants will not, however, be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction. While the terms summarized below will apply generally to any Warrants that the Company may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement. The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Any Warrants issued will be issued under and governed by the terms of one or more warrant indentures or agreement (each a “Warrant Indenture”) between the Company and a warrant trustee or warrant agent (a “Warrant Trustee”) that the Company will name in the relevant Prospectus Supplement. Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Warrant Indenture describing the terms and conditions of such Warrants that the Company is offering before the issuance of such Warrants.

This summary of some of the provisions of the Warrants is not complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture. Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants. The applicable Prospectus Supplement relating to any Warrants offered by the Company will describe the particular terms of those Warrants and include specific terms relating to the offering.

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the number of Common Shares or other Securities that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares or other Securities may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	any minimum or maximum number of Warrants that may be exercised at any one time;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on an exchange;

•	material Canadian federal income tax consequences and, if applicable, material United States federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or other Securities issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that the Company specifies in the applicable Prospectus Supplement at the exercise price described therein. Unless the Company otherwise specifies in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date set forth in the applicable Prospectus Supplement. After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement. The Company will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, the Company will issue and deliver the Securities purchasable upon such exercise. If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then the Company will issue a new Warrant Certificate for the remaining amount of Warrants. If the Company so indicates in the applicable Prospectus Supplement, holders of the Warrants may surrender Securities as all or part of the exercise price for Warrants.

Adjustment

The Warrant Indenture will specify that, upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, arrangement, merger or sale of all or substantially all of the Company’s assets, Warrants exercisable for Common Shares will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants that are exercisable for Common Shares.

Global Securities

The Company may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or consent in writing from such holders. The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

The Company may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. A copy of the form of Subscription Receipt Agreement will be filed with Canadian securities regulatory authorities and, if applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement describing the terms and conditions of such Subscription Receipts that the Company is offering before the issuance of such Subscription Receipts.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement.

The Prospectus Supplement relating to any Subscription Receipts the Company offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NYSE MKT relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Warrants or a combination thereof;

•	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•

whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g. an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

•	the identity of the Escrow Agent;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•

if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	whether the Subscription Receipts will be listed on an exchange;

•	material Canadian federal income tax consequences and, if applicable, material United States federal income tax consequences of owning the Subscription Receipts; and

•	any other terms of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, Holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Adjustment

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of Common Shares or Warrants underlying the particular Subscription Receipts or any other reorganization, amalgamation, arrangement, merger or sale of all or substantially all of the Company’s assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares or Warrants to which the holder of a Common Share or identical Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Company, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Company affect the Common Shares or Warrants, which, in the reasonable opinion of the directors of the Company, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Company may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment hereto or thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

The Company may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

DESCRIPTION OF UNITS

The following description, together with the additional information the Company may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus. While the terms summarized below will apply generally to any Units that the Company may offer under this Prospectus, the Company will describe the particular terms of any issue of Units in more detail in the applicable Prospectus Supplement. The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The Company will also add to disclosure in any subsequent Prospectus Supplement whereby Units are offered the form of any unit agreement (“Unit Agreement”) between the Company and a unit agent (“Unit Agent”) that describes the terms and conditions of the issue of Units being offered, and any supplemental agreements. The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of any Unit Agreement and any supplemental agreements applicable to a particular issue of Units. The Company urges you to read the applicable Prospectus Supplements relating to the particular issue of Units that the Company sells under this Prospectus, as well as any Unit Agreement and any supplemental agreements that contain the terms of the Units. If applicable, the Company will file with the SEC as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that the Company files with the SEC, any Unit Agreement describing the terms and conditions of such Units that the Company is offering before the issuance of such Units.

General

The Company may issue Units comprising of Common Shares and Warrants. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security. Any Unit Agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date. The Company will describe in the applicable Prospectus Supplement the terms of the issue of Units, including: the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately; any provisions of any governing Unit Agreement that differ from those described below; and any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units. The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

The Company may issue Units in such amounts and in numerous distinct series as the Company may determine.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as the Company’s agent under any applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit. A single trust company may act as a Unit Agent for more than one series of Units. A Unit Agent will have no duty or responsibility in case of any default by us under any applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a Unit may, without the consent of any related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit. The Company, any Unit Agents, and any of the Company’s or their agents may treat the registered holder of any Unit certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement. Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities may be held by a designated depositary for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depositary will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102—Shelf Distributions, including sales made directly on the TSX, NYSE MKT or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Shares on any securities exchange. Any underwriters, dealers or agents to or through which Securities other than the Common Shares are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters, dealers or agents will not be obligated to do so and may discontinue any such market making at any time and without notice. No assurance can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

PRIOR SALES

The following table sets out details of all Common Shares issued by the Company during the 12 months prior to the date of this Prospectus.

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

Common Shares

Issued pursuant to the July 2016 Bought Deal Financing

July 12, 2016	US$1.60	18,687,500

Issued pursuant to sales under ATM Offering

July 1, 2016	US$1.71	160,000

June 30, 2016	US$1.64	50,000

June 28, 2016	US$1.52	11,500

June 27, 2016	US$1.50	51,000

June 24, 2016	US$1.61	70,100

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

June 23, 2016	US$1.60	50,000

June 20, 2016	US$1.61	155,400

June 17, 2016	US$1.63	10,600

June 16, 2016	US$1.72	191,620

June 15, 2016	US$1.68	260,000

June 13, 2016	US$1.67	6,741

June 10, 2016	US$1.75	120,000

June 9, 2016	US$1.72	212,300

June 8, 2016	US$1.73	95,300

June 7, 2016	US$1.63	65,957

June 6, 2016	US$1.64	252,298

June 3, 2016	US$1.57	212,600

June 2, 2016	US$1.45	30,000

June 1, 2016	US$1.40	30,000

May 31, 2016	US$1.43	110,000

May 27, 2016	US$1.49	40,000

May 26, 2016	US$1.62	34,800

May 25, 2016	US$1.57	40,100

May 24, 2016	US$1.54	50,000

May 23, 2016	US$1.68	105,000

May 20, 2016	US$1.65	3,200

May 19, 2016	US$1.65	27,400

May 18, 2016	US$1.79	4,000

May 16, 2016	US$1.80	135,000

May 13, 2016	US$1.78	150,000

April 25, 2016	US$1.44	353,259

April 22, 2016	US$1.50	85,367

April 21, 2016	US$1.49	325,085

Issued pursuant to exercise of options

October 17, 2016	$1.31	6,666

October 12, 2016	$0.71	53,000

October 3, 2016	$1.31	3,750

September 28, 2016	$0.65	14,067

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

September 6, 2016	$0.65	25,000

August 16, 2016	$1.31	4,500

August 8, 2016	$1.31	3,334

July 14, 2016	$0.71	9,000

July 5, 2016	$1.78	10,000

July 5, 2016	$1.71	15,000

July 5, 2016	$1.31	72,249

July 5, 2016	$0.71	5,167

July 5, 2016	$0.65	22,751

July 4, 2016	$1.71	35,000

July 4, 2016	$1.31	75,918

July 4, 2016	$0.71	3,667

July 4, 2016	$0.65	7,851

June 30, 2016	$1.31	15,666

June 29, 2016	$1.31	76,498

June 28, 2016	$1.31	44,750

June 27, 2016	$1.31	15,000

June 27, 2016	$0.70	30,000

June 24, 2016	$1.71	25,000

June 24, 2016	$0.71	15,000

June 24, 2016	$0.70	12,900

June 23, 2016	$0.70	7,100

June 22, 2016	$1.31	2,833

June 22, 2016	$0.65	2,734

June 20, 2016	$0.70	25,000

June 17, 2016	$1.31	5,667

June 17, 2016	$0.65	5,067

June 16, 2016	$1.71	41,200

June 16, 2016	$1.31	8,250

June 16, 2016	$0.65	8,617

June 15, 2016	$0.71	9,833

June 15, 2016	$0.65	1,667

June 14, 2016	$0.71	10,000

June 13, 2016	$0.65	6,650

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

June 10, 2016	$1.71	13,800

June 9, 2016	$0.65	2,934

June 8, 2016	$1.71	10,000

June 8, 2016	$0.65	15,866

June 7, 2016	$1.31	4,000

June 7, 2016	$0.65	6,400

June 6, 2016	$1.71	10,000

June 6, 2016	$1.31	5,333

June 6, 2016	$0.65	49,583

June 3, 2016	$1.31	8,333

June 2, 2016	$1.31	3,750

May 27, 2016	$1.31	6,000

May 27, 2016	$0.92	75,000

May 27, 2016	$0.65	2,867

May 26, 2016	$1.31	13,167

May 26, 2016	$0.65	2,300

May 25, 2016	$1.31	6,833

May 25, 2016	$1.78	10,000

May 20, 2016	$1.31	9,750

May 20, 2016	$0.65	2,483

May 19, 2016	$1.31	10,500

May 19, 2016	$1.78	20,000

May 17, 2016	$1.31	27,833

May 17, 2016	$0.65	1,916

May 16, 2016	$1.31	45,584

May 16, 2016	$0.70	6,900

May 16, 2016	$0.65	6,050

May 13, 2016	$1.78	10,000

May 13, 2016	$1.31	7,667

May 13, 2016	$0.86	25,000

May 13, 2016	$0.70	18,100

May 13, 2016	$0.65	27,000

May 12, 2016	$1.31	11,000

May 11, 2016	$2.00	500

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

May 11, 2016	$1.31	37,418

May 11, 2016	$0.65	5,700

May 10, 2016	$1.71	40,000

May 10, 2016	$1.31	30,584

May 10, 2016	$0.65	4,617

May 9, 2016	$1.31	19,000

April 18, 2016	$1.31	9,167

April 18, 2016	$0.65	5,267

April 15, 2016	$0.65	1,500

April 15, 2016	$1.31	6,667

April 13, 2016	$1.31	6,667

April 12, 2016	$1.31	6,000

April 12, 2016	$0.65	3,733

April 12, 2016	$0.70	75,000

April 11, 2016	$0.96	5,000

April 11, 2016	$0.71	14,000

April 11, 2016	$0.70	9,600

April 8, 2016	$0.70	25,000

April 4, 2016	$0.65	2,667

March 30, 2016	$0.70	1,400

March 29, 2016	$0.70	66,100

March 28, 2016	$0.70	6,000

March 24, 2016	$0.70	6,500

March 22, 2016	$0.96	13,333

March 22, 2016	$0.71	18,000

March 22, 2016	$0.70	163,700

March 22, 2016	$0.65	5,450

March 18, 2016	$0.70	151,700

March 18, 2016	$0.65	44,016

March 17, 2016	$0.96	10,000

March 17, 2016	$0.71	20,000

March 17, 2016	$0.70	55,000

March 17, 2016	$0.65	18,198

March 16, 2016	$0.75	16,667

	Price per
	Security/Exercise
Date	Price per Security	Number of Securities

March 16, 2016	$0.65	2,400

March 16, 2016	$0.70	50,000

March 15, 2016	$0.70	100,000

March 14, 2016	$0.70	140,000

March 11, 2016	$0.70	50,000

March 11, 2016	$0.71	12,000

March 10, 2016	$0.71	13,000

March 10, 2016	$0.65	10,000

March 10, 2016	$0.70	33,334

February 12, 2016	$0.70	10,000

The following table sets out details of all securities convertible or exercisable into Common Shares that were issued or granted by the Company during the 12 months prior to the date of this Prospectus.

			Exercise or conversion
		Number of Common	price per Common Share
		Shares issuable upon	(Cdn$ unless otherwise
Date	Type of Security Issued	exercise or conversion	indicated)
July 6, 2016	Warrants	9,343,750	US$2.25
June 10, 2016	Stock Options	1,345,900	$2.19
December 11, 2015	Stock Options	2,344,000	$0.71

TRADING PRICE AND VOLUME

The Common Shares are listed for trading on the TSX under the symbol “GPR” and on the NYSE MKT under the symbol “GPL”.

The following table sets forth the price ranges in Canadian dollars and trading volume of the Common Shares of the Company as reported by the TSX during the 12-month period before the date of this Prospectus:

Period	High ($)	Low ($)	Volume

2015

October	0.80	0.52	3,040,755

November	0.78	0.58	1,460,697

December	0.73	0.62	1,215,931

2016

January	0.74	0.54	1,719,025

February	1.09	0.71	3,859,660

March	1.40	0.87	6,826,702

April	2.82	1.13	10,194,013

May	2.80	1.75	14,038,204

June	2.33	1.79	7,964,748

Period	High ($)	Low ($)	Volume

July	2.60	1.64	14,472,574

August	2.02	1.57	10,836,476

September	1.90	1.56	5,779,004

October 1-19	1.76	1.51	3,439,149

The closing price per Common Share on the TSX on October 19, 2016 was $1.70.

The following table sets forth the price ranges in U.S. dollars and trading volume of the Common Shares of the Company as reported by the NYSE MKT during the 12-month period before the date of this Prospectus:

Period	High (US$)	Low (US$)	Volume

2015

September	0.44	0.37	4,991,518

October	0.63	0.39	13,682,096

November	0.60	0.43	6,830,040

December	0.55	0.44	6,530,731

2016

January	0.53	0.41	6,889,300

February	0.79	0.51	14,692,400

March	1.08	0.64	21,725,500

April	2.25	0.86	42,809,255

May	2.25	1.33	52,342,089

June	1.80	1.36	30,542,714

July	2.00	1.23	64,956,340

August	1.54	1.20	45,338,950

September	1.45	1.18	21,759,120

October 1-19	1.36	1.14	12,737,650

The closing price per Common Share on the NYSE MKT on October 19, 2016 was US$1.30.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors described therein of acquiring Securities.

The applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of Securities by an initial investor who is a “U.S. person” (within the meaning of the United States Internal Revenue Code), if applicable, including, to the extent applicable, any such consequences relating to Securities payable in a currency other than the United States dollar, issued at an original issue discount for United States federal income tax purposes or other special terms.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by McMillan LLP with respect to Canadian legal matters and with respect to certain United States legal matters.

INTEREST OF EXPERTS

The following are the names of each person or company who has prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company:

•	McMillan LLP is the Company’s counsel with respect to Canadian and United States legal matters herein.

•	KPMG LLP is the external auditor of the Company and reported on the Company’s audited financial statements for the years ended December 31, 2015 and 2014 filed on SEDAR.

•

Robert F. Brown, P. Eng., Vice President, Exploration and Qualified Person for the Company, as defined by NI 43-101, reviewed and approved the technical information contained in this prospectus and in the documents incorporated by reference. Mr. Brown holds 124,000 Common Shares and options to purchase 585,000 Common Shares.

To the Company’s knowledge, each of the aforementioned firms or persons held less than 1% of the outstanding securities of the Company or of any associate or affiliate of the Company when they prepared the reports referred to above or following the preparation of such reports. None of the aforementioned firms or persons received any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company in connection with the preparation of such reports. Other than Robert F. Brown, and based on information provided by the relevant persons, none of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

The Company’s auditors, KPMG LLP, are independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the United States Securities Exchange Act of 1934 and the applicable rules and regulations thereunder adopted by the U.S. Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States).

RISK FACTORS

Investing in securities of the Company involves a significant degree of risk and must be considered speculative due to the high-risk nature of the Company’s business. Investors should carefully consider the information included or incorporated herein by reference in this Prospectus (including subsequently filed documents incorporated by reference) and the Company’s historical consolidated financial statements and related notes thereto before making an investment decision concerning the Securities. There are various risks that could have a material adverse effect on, among other things, the operating results, earnings, properties, business and condition (financial or otherwise) of the Company. These risk factors, together with all of the other information included, or incorporated by reference in this Prospectus, including information contained in the section entitled “Cautionary Note Regarding Forward-Looking Statements” should be carefully reviewed and considered before a decision to invest in the Securities is made. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also materially and adversely affect its business. In addition, risks relating to a particular offering of Securities will be set out in a Prospectus Supplement relating to such offering.

Metals and Mineral Prices Are Subject to Dramatic and Unpredictable Fluctuations

The market prices of precious metals and other minerals are volatile and cannot be controlled. If the prices of precious metals and other minerals should drop significantly, the economic prospects of the Company’s operating mines and projects could be significantly reduced or rendered uneconomic. There is no assurance that even if commercial quantities of ore are discovered, a profitable market may exist for the sale of same. Mineral prices have fluctuated widely, particularly in recent years. The marketability of minerals is also affected by numerous other factors beyond the control of the Company, including government regulations relating to royalties, allowable production and importing and exporting of minerals, the effect of which cannot be accurately predicted.

The Company has not entered into any hedging arrangements for any of its metal and mineral production, but has sought arrangements to price silver and gold content of its production in advance of contractual pricing periods which can be two to three months from the time of shipment. The Company may enter into similar arrangements in the future.

Current Global Financial Conditions

In recent years, global financial markets have experienced increased volatility and global financial conditions have been subject to increased instability. These had a profound impact on the global economy. Many industries, including the mining sector, were impacted by these market conditions. Some of the key impacts of financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. Access to financing for mining companies continues to be negatively impacted by liquidity constraints. These factors may impact the ability of the Company to obtain equity or debt financing and, if available, to obtain such financing on terms favourable to the Company. If these increased levels of volatility and market turmoil continue, the Company’s operations and planned growth could be adversely impacted and the trading price of the securities of the Company may be adversely affected.

Inaccuracies in Production and Cost Estimates

The Company prepares estimates of future production and future production costs for specific operations. No assurance can be given that these estimates will be achieved. Production and cost estimates are based on, among other things, the following: the accuracy of Mineral Resource estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of mineralization, equipment and mechanical availability, labour, and the accuracy of estimated rates and costs of mining and processing. Actual production and costs may vary from estimates for a variety of reasons, including actual mineralization mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics, short-term operating factors relating to the Mineral Resources, such as the need for sequential development of mineralized zones and the processing of new or different grades of mineralization; and the risks and hazards associated with mining described below under “Mining and Mineral Exploration Have Substantial Operational Risks”. In addition, there can be no assurance that silver recoveries or other metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production, or that the existing known and experienced recoveries will continue. Costs of production may also be affected by a variety of factors, including: variability in grade or dilution, metallurgy, labour costs, costs of supplies and services (such as, fuel and power), general inflationary pressures and currency exchange rates. Failure to achieve production or cost estimates, or increases in costs, could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.

Uncertainty Regarding Resource Estimates

Only mineral resources have been determined for certain of the Company’s properties, and no estimate of reserves on any property has been completed. Resource estimates are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated. In making determinations about whether to advance any projects to development, the Company must rely upon estimated calculations as to the mineral resources and grades of mineralization on its properties. Until mineralized zones are actually mined and processed, mineral resources and grades of mineralization must be considered as estimates only. These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. The Company cannot assure that:

•	Resource or other mineralization estimates will be accurate; or

•	Mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of a mine or a project and its return on capital. The Company’s resource estimates have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for silver, gold, zinc and lead may render portions of the Company’s mineralization uneconomic and result in reduced reported mineral resources.

Any material reductions in estimates of mineral resources, or of the Company’s ability to extract such mineral resources, could have a material adverse effect on the Company’s results of operations or financial condition. The Company cannot assure that mineral recovery rates achieved in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

Production Decisions made Without Identified Mineral Reserves

There are no current estimates of mineral reserves at either the Topia Mine or the Guanajuato Mine Complex. The Company made production decisions to enter into production at the Topia Mine, the Guanajuato Mine and the San Ignacio Mine without having completed final feasibility studies. Accordingly, the Company did not base its production decisions on any feasibility studies of mineral reserves demonstrating economic and technical viability of the mines. As a result, there may be increased uncertainty and risks of achieving any particular level of recovery of minerals from the Company’s mines or the costs of such recovery. As the Company’s mines do not have established reserves, the Company faces higher risks that anticipated rates of production and production costs will be achieved, each of which risks could have a material adverse impact on the Company’s ability to continue to generate anticipated revenues and cash flows to fund operations from and ultimately achieve or maintain profitable operations.

Sufficiency of Current Capital and Ability to Obtain Financing

The further exploitation, development and exploration of mineral properties in which the Company holds interests or which the Company acquires may depend upon its ability to obtain financing through equity financing and/or debt financing, to enter into joint venture arrangements or to obtain other means of financing. There is no assurance that the Company will be successful in obtaining required financing as and when needed. Volatile precious metals markets may make it difficult or impossible for the Company to obtain financing on favourable terms, or at all.

As at June 30, 2016, the Company had $28.8 million of cash and cash equivalents, and for the year ended December 31, 2015, the Company generated positive cash flow from operating activities. Further, the Company raised approximately USD29.9 million in gross proceeds from the July 2016 Bought Deal Offering, which closed after June 30, 2016. While the Company considers that it has sufficient capital to support its current operating requirements based on its current capital resources and cash flows from ongoing operations, there is a risk that commodity prices decline or other factors may result that the Company will be unable to continue generating sufficient cash flows to sustain operations or that it will be unable to fund planned capital projects, including expansions and potential acquisitions. In addition, the Company may require additional capital if the costs of its capital projects are materially greater than the Company’s projections. There is no assurance that the Company will be able to obtain additional capital when required. Failure to obtain additional financing on a timely basis may cause the Company to postpone acquisitions, expansion, development and exploration plans, or even suspend operations.

Mining and Mineral Exploration Have Substantial Operational Risks

Mining and mineral exploration involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include but are not limited to:

•	major or catastrophic equipment failures;

•	mine failures and slope failures;

•	failure of tailings facilities;

•	ground fall and cave-ins;

•	deleterious elements materializing in the mined resources;

•	environmental hazards;

•	industrial accidents and explosions;

•	encountering unusual or unexpected geological formations;

•	labour shortages or strikes;

•	civil disobedience and protests; and

•	natural phenomena such as inclement weather conditions, floods, droughts, rock slides and earthquakes.

These occurrences could result in environmental damage and liabilities, work stoppages and delayed production, increased production costs, damage to, or destruction of, mineral properties or production facilities, personal injury or death, asset write-downs, monetary losses, loss of or suspension of permits as a result of regulatory action, reputational damage and other liabilities. The nature of these risks is such that liabilities could exceed policy limits of the Company’s insurance coverage, in which case the Company could incur significant costs that could prevent profitable operations.

Political Risk and Government Regulations

The Company’s mining, exploration and development activities are focussed in Mexico and Peru and are subject to national and local laws and regulations, governing prospects, taxes, labour standards, occupational health, land use, environmental protection, mine safety and others which currently or in the future may have a substantial adverse impact on the Company. In order to comply with applicable laws, the Company may be required to make significant capital or operating expenditures. Existing and possible future environmental legislation, regulation and action could cause additional expense, capital expenditures, restriction and delays in the activities of the Company, the extent of which cannot be reasonably predicted. Violators may be required to compensate those suffering loss or damage by reason of the Company’s mining activities and may be fined if convicted of an offence under such legislation.

Mining and exploration activities in Mexico and/or Peru may be affected in varying degrees by political instabilities and government regulations relating to the mining industry. Any changes in regulations or shifts in political conditions are beyond the Company’s control and may adversely affect the business. Operations may also be affected to varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and mine safety. The status of Mexico and Peru as developing countries may make it more difficult for the Company to obtain any required financing for projects. The effect of all these factors cannot be accurately predicted. Notwithstanding the progress achieved in improving Mexican and Peruvian political institutions and revitalizing its economy, the present administration, or any successor government, may not be able to sustain the progress achieved. The Company does not carry political risk insurance.

Mexican Foreign Investment and Income Tax Laws

Under the Foreign Investment Law of Mexico, there is no limitation on foreign capital participation in mining operations; however, the applicable laws may change in a way which may adversely impact the Company and its ability to repatriate profits. Under Mexican Income Tax Law, dividends are subject to a withholding tax. Corporations with their tax residence in Mexico are taxed on their worldwide income. Mexico levies a value added tax, known as the IVA, which is an indirect tax levied on the value added to goods and services, and it is imposed on corporations that carry out activities within Mexican territory.

During 2013, the Mexico Senate passed tax reform legislation, effective January 1, 2014. The tax reform includes an increase in the corporate tax rate to 30% from 28%, the introduction of a special mining royalty of 7.5% on the profits derived from the sale of minerals, and, the introduction of an extraordinary mining royalty of 0.5% on the gross income derived from the sale of gold, silver and platinum. These changes are expected to have a material impact on the Company’s future earnings and cash flows, and possibly on future capital investment decisions.

Risks Associated with Obtaining and Complying with Tailings and Other Permits

The Company’s operations are subject to obtaining and maintaining permits (including environmental permits) from appropriate governmental authorities. There is no assurance that necessary permits will be obtained or that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations, or additional permits for any possible future changes to operations, or additional permits associated with new legislation. Additionally, it is possible that previously issued permits may become suspended for a variety of reasons, including through government or court action. There can be no assurance that the Company will continue to hold or obtain, if required to, all permits necessary to develop or continue operating at any particular property.

The Company has been advised by CONAGUA, the Mexican federal agency responsible for water administration, that the Company is required to make applications for permits associated with the occupation and construction of the tailings facility at the GMC, as discussed above under “The Company and its Business– Recent Developments”.

At meetings held in February and April 2016, CONAGUA officials identified no specific issues arising from the outstanding tailings permits and requested that the Company complete its applications. The process of applying for the tailings permits includes the preparation of technical information regarding the construction of the tailings facility, including before the Company`s operation of the facility. Subsequently, CONAGUA officials requested additional technical information, which the Company is in the process of collecting. The permit application process has taken several months, and is expected to take several more months. The duration and success of efforts to obtain the tailings permits are contingent upon many variables not within the Company’s control.

The Company cannot assure that the tailings permits will be obtained or renewable on reasonable terms, or at all. Delays or a failure to obtain such required permits, or the expiry, revocation or failure by the Company to comply with the terms of any such permits, if obtained, would adversely affect the Company’s ability to continue operating the tailings facility at the GMC, could result in a halt of mining operations at the GMC, or to expand the tailings facility, each of which could adversely affect the Company’s results of operations.

The Company has also determined that it may require additional water use and discharge permits for its operations at the GMC, particularly during the dry season. The Company continues to evaluate whether such permits are necessary. If such permits prove necessary, there can be no assurance that the Company will be able to obtain such permits, which could adversely affect the Company’s operations.

Risks Associated with Topia Tailings Facility Expansion

The Topia tailings capacity requires expansion beyond the present Phase I facility. Work underway includes fabrication of tails handling equipment, civil engineering design, fieldwork, and permitting details. This work is on a tight timetable and, although expected to meet the timetable, presents a risk in continuing normal operations at Topia. If the Company is not able to complete construction in the anticipated timeframe, the Company may be not be able to use the tailings facility that is part of the Phase II expansion before its existing Phase I capacity is exhausted. While the Company is conducting geotechnical work to assess the current state and ability to extend capacity at its existing Phase I facility, there is no assurance that use of Phase I will continue uninterrupted. If extension of the existing Phase I facility is not possible, or the Company is unable to complete construction and commissioning of the Phase II facility before capacity at the Phase I facility is exhausted, the Company may be required to curtail or suspend production at Topia, which could adversely affect the Company’s results of operations. Further, if the environmental review discussed under The Company and its Business – Recent Developments identifies any non-compliance of the existing facility, there is no assurance that Mexican regulatory authorities will agree to any mitigation plan proposed by the Company

Factors beyond the Company’s Control

There are a number of factors beyond the Company’s control. These factors include, but are not limited to, changes in government regulation, political changes, high levels of volatility in metal prices, availability of markets, availability of adequate transportation and smelting facilities, availability of capital, environmental factors and catastrophic risks, and amendments to existing taxes and royalties. These factors and their effects cannot be accurately predicted.

Environmental and Health and Safety Risks

The Company’s operations are subject to environmental regulations promulgated by government agencies from time to time. There is no assurance that environmental regulations will not change in a manner that could have an adverse effect on the Company’s financial condition, liquidity or results of operations, and a breach of any such regulation may result in the imposition of fines and penalties.

Environmental legislation is constantly expanding and evolving in ways that impose stricter standards and more rigorous enforcement, with higher fines and more severe penalties for non-compliance, and increased scrutiny of proposed projects. There is an increased level of responsibility for companies, and trends towards criminal liability for officers and directors for violations of environmental laws, whether inadvertent or not. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of the Company’s operations.

Exploration activities and/or the pursuit of commercial production of the Company’s mineral claims may be subject to an environmental review process under environmental assessment legislation. Compliance with an environmental review process may be costly and may delay commercial production. Furthermore, there is the possibility that the Company would not be able to proceed with commercial production upon completion of the environmental review process if government authorities do not approve the proposed mine, or if the costs of compliance with government regulation adversely affect the commercial viability of the proposed mine.

The development and operation of a mine involves significant risks to personnel from accidents or catastrophes such as fires, explosions or collapses. These risks could result in damage or destruction of mineral properties, production facilities, casualties, personal injury, environmental damage, mining delays, increased production costs, monetary losses and legal liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution and other hazards as a result of the disposal of waste products occurring from production, is not generally available to companies within the mining industry. The Company may be materially adversely affected if it incurs losses related to any significant events that are not covered by its insurance policies.

The Company has safety programs in place and continues to pursue further improvements on an ongoing basis. Safety meetings with employees and contractors are held on a regular basis to reinforce standards and practices. However, there is no assurance that safety incidents will not be experienced in the future, or that operations might not be materially affected by their occurrence. Further, a safety incident could have an adverse effect on the Company’s financial condition, liquidity or results of operations, and may result in the imposition of fines and penalties.

Risks Which Cannot Be Insured

The Company maintains appropriate insurance for liability and property damage; however, the Company may be subject to liability for hazards that cannot be insured against, which if such liabilities arise, could impact profitability and result in a decline in the value of the Company’s securities. The Company’s operations may involve the use of dangerous and hazardous substances; however, extensive measures are taken to prevent discharges of pollutants in the ground water and the environment. Although the Company will maintain appropriate insurance for liability and property damage in connection with its business, the Company may become subject to liability for hazards that cannot be insured against or which the Company may elect not to insure itself against due to high premium costs or other reasons. In the course of mining and exploration of mineral properties, certain risks and, in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fires, flooding and earthquakes, may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons.

Risk of Secure Title of Property Interest

There can be no assurance that title to any property interest acquired by the Company or any of its subsidiaries is secured. Although the Company has taken reasonable precautions to ensure that legal title to its properties is properly documented, there can be no assurance that its property interests may not be challenged or impugned. Such property interests may be subject to prior unregistered agreements or transfers or other land claims, and title may be affected by undetected defects and adverse laws and regulations.

In the jurisdictions in which the Company operates, legal rights applicable to mining concessions are different and separate from legal rights applicable to surface lands; accordingly, title holders of mining concessions in such jurisdictions must agree with surface land owners on compensation in respect of mining activities conducted on such land.

Unauthorized Mining

The mining industry in Mexico is subject to incursions by illegal miners or “lupios” who gain unauthorized access to mines to steal ore mainly by manual mining methods. The Company has experienced such incursions including an incident in the first quarter of 2014 which resulted in both a significant financial loss to the Company and a material impact to the Company’s operations. In addition to the risk of losses and disruptions, these illegal miners pose a safety and security risk. The Company has taken security measures at its sites to address this issue and ensure the safety and security of its employees and contractors. These incursions and illegal mining activities can potentially compromise underground structures, equipment and operations, which may lead to production stoppages and impact the Company’s ability to meet production goals.

Commercialization Risk of Development and Exploration Stage Properties and Ability to Acquire Additional Commercially Mineable Mineral Rights

The Company’s primary mineral properties, the Topia Mine and Guanajuato Mine, have been in the production stage for more than nine years, under the ownership of the Company, and have generated positive cash flow from operating activities however, the commercial viability of these mines was not established by a feasibility study or preliminary economic assessment. Similarly, the San Ignacio Mine commenced production in 2014 and has generated positive cash flow from operating activities; however, the commercial viability of this mine was not established by a feasibility study or preliminary economic assessment.

Mineral exploration involves a high degree of risk. There is no assurance that commercially viable quantities of ore will be discovered at the Company’s exploration sites, or that its exploration and development projects will be brought into commercial production.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any anticipated level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, resources, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, social dynamics in local communities, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions.

Material changes in commodity prices, mineral resources, grades, dilution or recovery rates, or other project parameters may affect the economic viability of any project. The Company’s future growth and productivity will depend, in part, on the ability to identify and acquire additional commercially mineable mineral rights, and on the costs and results of continued exploration and potential development programs. Mineral exploration and development is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

•	establish mineral resources through drilling and metallurgical and other testing techniques;

•	determine metal content and metallurgical recovery processes to extract metal from the ore;

•	evaluate the economic viability or feasibility; and,

•	construct, renovate, expand or modify mining and processing facilities.

In addition, if potentially economic mineralization is discovered, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional commercially mineable (or viable) mineral rights.

Development projects usually have no operating history upon which to base estimates of future cash flow. Estimates of Proven and Probable Reserves, Measured and Indicated Resources, and Inferred Resources are, to a large extent, based upon detailed geological and engineering analysis. Further, Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. At this time, none of the Company’s properties have defined ore-bodies with Mineral Reserves. Due to the uncertainty of Inferred Mineral Resources, there is no assurance that Inferred Mineral Resources will be upgraded to either Measured or Indicated Resources or to Proven or Probable Mineral Reserves as a result of continued exploration.

Because mines have limited lives, the Company must continually replace and expand its mineral resources as the Company’s mines produce metals. The life-of-mine estimates for the Company’s mines may not be correct. The ability of the Company to maintain or increase its annual production of metals and the Company’s future growth and productivity will be dependent in significant part on its ability to identify and acquire additional commercially mineable mineral rights, to bring new mines into production, to expand mineral resources at existing mines, and on the costs and results of continued exploration and potential development programs.

Fluctuations in the Price of Consumed Commodities

Prices and availability of commodities or inputs consumed or used in connection with exploration, development and mining, such as natural gas, diesel, oil, electricity, and re-agents fluctuate and affect the costs of production at the Company’s operations. These fluctuations can be unpredictable, can occur over short periods of time and may have a materially adverse impact on operating costs or the timing and costs of various projects.

Fluctuation in Foreign Currency Exchange Rates

The Company maintains bank accounts in Canadian dollars, U.S. dollars and Mexican pesos. The Company earns revenue in U.S. dollars while its costs are incurred in Canadian dollars, U.S. dollars and Mexican pesos. An appreciation in the Mexican peso and/or U.S. dollar against the Canadian dollar will increase operating and capital expenditures as reported in Canadian dollars. A decrease in the U.S. dollar against the Canadian dollar will reduce the Company’s revenues as reported in Canadian dollars and will also result in a loss to the Company to the extent that the Company holds funds in U.S. dollars. Similarly, a decrease in the Mexican peso against the Canadian dollar will result in a loss to the Company to the extent that the Company holds funds in Mexican pesos. The Company has used hedging instruments in managing its foreign exchange risk. Such instruments can be subject to material gains and losses.

Dependency on Key Personnel

The Company’s success and viability depends, in large part, on its ability to attract and maintain qualified key management personnel. Competition for such personnel is intense, and may impact the ability to attract and retain such personnel in Canada and Mexico. The Company’s growth and viability has depended, and will continue to depend, on the efforts of key management personnel such as Robert A. Archer, President, Chief Executive Officer and director; Jim Zadra, Chief Financial Officer; Ali Soltani, Chief Operating Officer; and Robert F. Brown, Vice President, Exploration. The loss of any key management personnel may have a material adverse effect on the Company, its business and its financial position. The Company has employment contracts with these employees but does not have key-man life insurance. The Company provides these employees with long-term incentive compensation which generally vest over a minimum of three years and is designed to retain these employees and align their interests with those of the Company’s shareholders.

Conflicts of Interest of Directors and Officers

Certain of the Company’s directors and officers may continue to be involved in a wide range of business activities through their direct and indirect participation in corporations, partnerships or joint arrangements, some of which are in the same business as the Company. Situations may arise in connection with potential acquisitions and investments where the other interests of these directors and officers may conflict with the interests of the Company. The directors and officers of the Company are required by law and the Company’s Code of Business Conduct & Ethics to act in the best interests of the Company. They may have the same obligations to the other companies and entities for which they act as directors or officers. The discharge by the directors and officers of their obligations to the Company may result in a breach of their obligations to these other companies and entities and, in certain circumstances, this could expose the Company to liability to those companies and entities. Similarly, the discharge by the directors and officers of their obligations to these other companies and entities could result in a breach of their obligation to act in the best interests of the Company. Such conflicting legal obligations may expose the Company to liability to others and impair its ability to achieve its business objectives.

Concentration of Customers

The Company sells refined concentrates containing silver, gold, lead and zinc to metals traders and smelters. During the year ended December 31, 2015, three customers accounted for over 99% of the Company’s revenues. The Company believes that a limited number of customers will continue to represent a significant portion of its total revenue. The Company does not consider itself economically dependent upon any single customer or combination of customers due to the existence of other potential metals traders or smelters capable of purchasing the Company’s supply. However, the Company could be subject to limited smelter availability and capacity, it could face the risk of a potential interruption of business from a third party beyond its control, or it may not be able to maintain its current significant customers or secure significant new customers on similar terms, any of which may have a material adverse effect on the Company’s business, financial condition, operating results and cash flows.

Risks Associated with Transportation and Storage of Concentrate

The concentrates produced by the Company have significant value and are loaded onto road vehicles for transport to smelters in Mexico or to sea ports for export to smelters in foreign markets, such as Europe and Asia, where the metals are extracted. The geographic location of the Company’s operating mines in Mexico and trucking routes taken through the country to the smelters and ports for delivery, give rise to risks including concentrate theft, road blocks and terrorist attacks, losses caused by adverse weather conditions, delays in delivery of shipments, and environmental liabilities in the event of an accident or spill.

Theft of Concentrate

In addition, the Company may have significant concentrate inventories at its facilities or on consignment at other warehouses awaiting shipment. The Company has experienced theft of concentrates in the past and has taken additional steps to secure its concentrate, whether in storage or in transit. The Company has insurance coverage; however, recovery of the full market value may not always be possible. Despite these risk mitigation measures, there remains a continued risk that theft of concentrate may have a material impact on the Company’s financial results.

Illegal Activity in the Countries in which the Company Operates could have an Adverse Effect on Operations

The Company’s primary mineral activities are conducted in Mexico and are exposed to various levels of political, economic and other risks and uncertainties. These risks include but are not limited to, hostage taking, murder, illegal mining, high rates of inflation, corruption of government officials, blackmail, extortion and other illegal activity. Corruption of foreign officials could affect or delay required permits, service levels by foreign officials, and protection by police and other government services.

Mexico continues to undergo violent internal struggles between the government and organized crime with drug-cartel relations and other unlawful activities. The number of kidnappings, violence and threats of violence throughout Mexico is of particular concern and appears to be on the rise. While the Company takes measures to protect both personnel and property there is no guarantee that such measures will provide an adequate level of protection for the Company or its personnel. The occurrence of illegal activity against the Company or its personnel cannot be accurately predicted, and could have an adverse effect on the Company’s operations.

In January of 2016 a small amount of explosives was stolen from the GMC. While the Company has taken additional security measures, there is no assurance that theft of explosives will not again occur in the future. Explosives are highly regulated, and any theft or loss of explosives may be subject to investigation by Mexican regulatory authorities. The Mexican regulatory authorities may elect at their discretion to exercise administrative action during the investigation and/or at its conclusion. Administrative action could include a fine and, possibly, a suspension of the Company’s explosives permit during the investigation period or longer, which would negatively impact the Company’s operations.

Compliance with Anti-Corruption Laws

The Company's operations are governed by, and involve interaction with, many levels of government in Mexico. The Company is subject to various anti-corruption laws and regulations such as the Canadian Corruption of Foreign Public Officials Act and the United States’ Foreign Corrupt Practices Act, each of which prohibit a company and its employees or intermediaries from bribing or making improper payments to foreign officials or other persons to obtain or retain business or gain some other business advantage. The GMC and the Topia properties are located in Mexico and, according to Transparency International, Mexico is perceived as having fairly high levels of corruption relative to Canada. The Company cannot predict the nature, scope or effect of future regulatory requirements to which the Company's operations might be subject or the manner in which existing laws might be administered or interpreted.

Failure to comply with the applicable anti-corruption laws and regulations could expose the Company and its senior management to civil or criminal penalties or other sanctions, which could materially and adversely affect the Company's business, financial condition and results of operations. Likewise, any investigation of any alleged violations of the applicable anti-corruption legislation by Canadian or foreign authorities could also have an adverse impact on the Company's business, reputation, financial condition and results of operations. Although the Company has adopted policies to mitigate such risks, such measures may not be effective in ensuring that the Company, its employees or third party agents will comply with such laws.

Acquisition Strategy

As part of Great Panther’s business strategy, the Company has made acquisitions in the past and continues to seek new acquisition opportunities in the Americas. The opportunities sought by the Company are operating mines, as well as exploration and development opportunities, with a primary focus on silver and/or gold. As a result, the Company may, from time to time, acquire additional mineral properties or securities of issuers which hold mineral properties. In pursuit of such opportunities, the Company may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into the Company, and may fail to assess the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates, or to achieve identified and anticipated operating and financial synergies, and may incur unanticipated costs, diversion of management attention from existing businesses, the potential loss of the Company’s key employees or of those of the acquired business. The Company cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favourable terms, or that any acquisitions or business arrangements completed will ultimately benefit the Company. Acquisitions may involve a number of special risks, circumstances or legal liabilities. These and other risks related to acquiring and operating acquired properties and companies could have a material adverse effect on the Company’s results of operations and financial condition. Further, to acquire properties and companies, the Company may be required to use available cash, incur debt, issue additional securities, enter into off-take, royalty agreements or metal streaming agreements, or a combination of any one or more of these. This could affect the Company’s future flexibility and ability to raise capital, to operate, explore and develop its properties and could dilute existing shareholders and decrease the price of the common shares of the Company. There may be no right for the Company’s shareholders to evaluate the merits or risks of any future acquisition undertaken by the Company, except as required by applicable laws and regulations.

Community Relations and Social License to Operate

The Company’s relationship with the communities in which it operates is important to ensure the future success of its existing operations and the construction and development of its projects. While the Company’s relationships with the communities in which it operates are believed to be strong, there is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Certain non-governmental organizations (“NGOs”), some of which oppose globalization and resource development, are often vocal critics of the mining industry and its practices. Adverse publicity generated by such NGOs or others related to extractive industries generally, or its operations specifically, could have an adverse effect on the Company’s reputation or financial condition and may impact its relationship with the communities in which it operates. While the Company believes that it operates in a socially responsible manner, there is no guarantee that the Company’s efforts in this respect will mitigate this potential risk.

Volatility of Share Price

Trading prices of Great Panther’s shares may fluctuate in response to a number of factors, many of which are beyond the control of the Company. In addition, the stock market in general, and the market for gold and silver companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may adversely affect the market price of the Company’s shares, regardless of operating performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has been known to be initiated. Such litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Substantial Decommissioning and Reclamation Costs

The Company reviews and reassesses its reclamation obligations at each of its mines based on updated mine life estimates, rehabilitation and closure plans. As at June 30, 2016, the Company had recorded a provision for $5.0 million on its Statement of Financial Position for the estimated present value of future reclamation and remediation costs associated with the expected retirement of its mineral properties, plant, and equipment. The present value of these reclamation provisions may be subject to change based on management’s current and future estimates of ultimate decommissioning and reclamation costs, changes in the remediation technology or changes to applicable laws, regulations and interest rates. Such changes will be recorded in the accounts of the Company as they occur.

The costs of performing the decommissioning and reclamation must be funded by the Company’s operations. These costs can be significant and are subject to change. The Company cannot predict what level of decommissioning and reclamation may be required in the future by regulators. If the Company is required to comply with significant additional regulations or if the actual cost of future decommissioning and reclamation is significantly higher than current estimates, this could have an adverse impact on the Company’s future cash flows, earnings, results of operations and financial condition.

Officers and Directors Are Indemnified against All Costs, Charges and Expenses Incurred by Them

The Company’s articles contain provisions limiting the liability of its officers and directors for all acts, receipts, neglects or defaults of themselves and all of the other officers or directors for any other loss, damage or expense incurred by the Company which happen in the execution of the duties of such officers or directors, as do indemnification agreements between the directors and officers and the Company. Such limitations on liability may reduce the likelihood of derivative litigation against the Company’s officers and directors and may discourage or deter shareholders from suing the officers and directors based upon breaches of their duties to the Company, though such an action, if successful, might otherwise benefit the Company and its shareholders.

Enforcement of Legal Actions or Suits

It may be difficult to enforce suits against the Company or its directors and officers. The Company is organized and governed under the laws of under the Business Corporations Act of British Columbia, Canada and is headquartered in this jurisdiction. Primarily all of the Company’s directors and officers are residents of Canada, and all of the Company’s assets are located outside of the United States. Consequently, it may be difficult for United States investors to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the United States Securities Exchange Act of 1934, as amended. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons predicated solely upon such civil liabilities.

Dilution of Shareholders’ Interests as a Result of Issuance of Incentive Stock Options to Employees, Directors, Officers and Consultants

The Company has granted, and in the future may grant, to directors, officers, insiders, employees, and consultants, options to purchase common shares as non-cash incentives to those persons. Such options have been, and may in future be, granted at exercise prices equal to market prices, or at prices as allowable under the policies of the TSX. The issuance of additional shares will cause existing shareholders to experience dilution of their ownership interests. As at June 30, 2016, there are outstanding share options exercisable into 10,966,402 common shares which, if exercised, would represent approximately 7% of the Company’s issued and outstanding shares. If all of these share options are exercised and issued, such issuance will also cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the market price of the Company’s shares.

Dilution of Shareholders’ Interests as a Result of Issuances of Additional Shares

Depending on the outcome of the Company’s exploration programs and mining operations, the Company may issue additional shares to finance additional programs and mining operations, acquire additional properties, or engage in other acquisition activity. In the event that the Company is required to issue additional shares or decides to enter into joint venture arrangements with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold.

Trading of the Company’s Shares May Be Restricted by the SEC's “Penny Stock” Regulations Which May Limit a Stockholder’s Ability to Buy and Sell the Shares

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than US$5.00 per share or an exercise price of less than US$5.00 per share, subject to certain exceptions. The Company’s securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors” (as defined). The penny stock rules require a broker-dealer to provide very specific disclosure to a customer who wishes to purchase a penny stock, prior to the purchase. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade the Company’s securities.

The Company Does Not Expect to Declare or Pay Any Dividends

The Company has not declared or paid any dividends on its common stock since inception, and does not anticipate paying any such dividends for the foreseeable future.

Credit and Counterparty Risk

Credit risk is the risk of financial loss if a customer or counterparty fails to meet its contractual obligations. The Company’s credit risk relates primarily to cash and cash equivalents, trade receivables in the ordinary course of business, and value added tax refunds primarily due from the Mexico taxation authorities, and other receivables. The Company sells and receives payment upon delivery of its concentrates primarily through international organizations. These are generally large and established organizations with good credit ratings. Payments of receivables are scheduled, routine and received within the specific terms of the contract. If a customer or counterparty does not meet its contractual obligations, or if they become insolvent, the Company may incur losses for products already shipped and be forced to sell greater volumes of concentrate than intended in the spot market, or there may be no market for the concentrates, and the Company’s future operating results may be materially adversely impacted as a result.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they arise. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion plans. As at June 30, 2016, the Company had net working capital (current assets in excess of current liabilities) of $49.4 million and no long-term debt. The July 2016 Bought Deal Offering for gross proceeds of US$29.9 million further increased working capital. The Company believes it has sufficient cash to meet operating requirements as they arise for at least the next 12 months, but there can be no assurance that a sudden significant decrease in silver prices, or unforeseen liability, or other matter affecting the operations of the business might arise which will have a material impact on the Company’s sufficiency of cash reserves to meet operating requirements. In addition, a large acquisition or significant change in capital plans could significantly change the cash and working capital required by the Company.

Internal Control over Financial Reporting

The Company documented and tested its internal control procedures during its most recent fiscal year in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management and an independent assessment by the Company’s independent auditors of the effectiveness of the Company’s internal control over financial reporting. For the year ended December 31, 2015, the Company qualified as an “emerging growth company” under the United States Securities Exchange Act of 1934 and therefore is eligible to forego the requirements for independent assessment of its internal control procedures under SOX. The Company has undertaken an independent assessment of its internal control procedures under SOX for the year ended December 31, 2015 by its independent auditors, but to the extent it retains its “emerging growth company” status, may not do so in future periods.

The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its common shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. There can be no assurance that the Company will be able to remediate material weaknesses, if any, identified in future periods, or maintain all of the controls necessary for continued compliance, and there can be no assurance that the Company will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by the securities laws currently applicable to the Company.

No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s controls and procedures could also be limited by simple errors or faulty judgment. The challenges involved in implementing appropriate internal controls over financial reporting will likely increase with the Company’s plans for ongoing development of its business and this will require that the Company continues to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404 of SOX.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of the Company at Suite 1330 – 200 Granville Street, Vancouver, British Columbia V6C 1S4, telephone: (604) 608-1766. These documents are also available through the internet on SEDAR (www.sedar.com) and on EDGAR (accessed at www.sec.gov).

The following documents of the Company, filed with the securities regulatory authorities in the jurisdictions in Canada in which the Company is a reporting issuer, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

1.	the annual information form of the Company dated March 24, 2016 for the year ended December 31, 2015, filed March 30, 2016;

2.	the audited comparative annual consolidated financial statements of the Company for the years ended December 31, 2015 and 2014 and the auditor’s report thereon, filed March 3, 2016;

3.	the management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2015, filed March 3, 2016;

4.	the unaudited interim consolidated financial statements of the Company for the three and six months ended June 30, 2016 and the notes thereto, filed August 3, 2016;

5.	the management’s discussion and analysis of financial condition and results of operations of the Company for the three and six months ended June 30, 2016, filed August 3, 2016;

6.	the information circular dated April 29, 2016 with respect to the Company’s annual general meeting of shareholders held on June 9, 2016, filed May 6, 2016;

7.	the material change report of the Company dated April 26, 2016 filed in respect of the ATM Offering;

8.	the material change report of the Company dated May 11, 2016 filed in respect of the termination of the Option Agreement for the Coricancha Property; and

9.	the material change report of the Company dated July 12, 2016 filed in respect of the closing of the July 2016 Bought Deal Offering.

All documents of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101—Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus, and before the termination of the Offering, are deemed to be incorporated by reference into this Prospectus.

Any document filed by the Company with the SEC and any Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), after the date of this Prospectus shall also be deemed to be incorporated by reference into this Prospectus (in the case of any Report on Form 6-K, if and to the extent provided in such document).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that contains the statement that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual financial statements being filed by us with, and where required, accepted by, the applicable securities regulatory authority during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars and all Prospectus Supplements filed prior to the commencement of the Company’s financial year in which a new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents set out under the heading “Documents Incorporated by Reference”; (ii) the consents of the Company’s auditor, legal counsel and technical report authors; and (iii) the powers of attorney from the directors and certain officers of the Company. A copy of the form of warrant indenture or subscription receipt agreement, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation and, in accordance therewith, file reports and other information with the SEC and with the securities regulators in Canada. Under MJDS adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules made under the U.S. Exchange Act, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as United States companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents that the Company has filed with the SEC’s EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities under the Company’s profile on the SEDAR website at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company’s directors and officers, and some or all of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and substantially all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Corporation Service Company as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

•	is or was a director or officer of the Registrant,

•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “U.S. Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

4.1	Annual Information Form of the Registrant for the year ended December 31, 2015, dated as of March 24, 2016 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.2	Audited financial statements of the Registrant and the notes thereto for the fiscal years ended December 31, 2015 and 2014 together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.3	Management's discussion and analysis of the Registrant for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.4	Unaudited condensed interim consolidated financial statements of the Registrant for the three and six months ended June 30, 2016 and the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on August 4, 2016)

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and six months ended June 30, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on August 4, 2016)

4.6	Management information circular dated April 29, 2016 with respect to the Registrant’s annual meeting of shareholders held on June 9, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 4, 2016)

4.7	Material change report of the Registrant dated April 26, 2016 filed in respect of the Company’s “at-the-market offering” of common shares (incorporated by reference to the Registrant’s Form 6- K furnished to the Commission on April 27, 2016)

4.8	Material change report of the Registrant dated May 11, 2016 filed in respect of the termination of the option agreement for the Coricancha Property (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 12, 2016)

4.9	Material change report of the Registrant dated July 12, 2016 filed in respect of the closing of the of the Company’s bought deal offering of units (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on October 20, 2016)

5.1	Consent of KPMG LLP(1)

5.2	Consent of McMillan LLP(1)

5.3	Consent of Robert Brown, P. Eng.(1)

6.1	Powers of Attorney (included on signature pages hereto)

(1)	Filed as an exhibit to this registration statement on Form F-10.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III- 2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on October 20, 2016.

GREAT PANTHER SILVER LIMITED

By:	/s/ Robert Archer

	Name:	Robert Archer
	Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert Archer and Jim Zadra, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on October 20, 2016.

Signature	Title

/s/ Robert A. Archer
President and Chief Executive Officer and
Robert A. Archer	Director

/s/ Jim A. Zadra
Chief Financial Officer and Corporate
Jim A. Zadra	Secretary

/s/ R.W. (Bob) Garnett

R. W. (Bob) Garnett	Director and Chairman

III- 3

/s/ Kenneth W. Major

Kenneth W. Major	Director

/s/ John Jennings

John Jennings	Director

/s/ W.J. (James) Mullin

W.J. (James) Mullin	Director

/s/ Jeffrey R. Mason

Jeffrey R. Mason	Director

III- 4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on October 20, 2016.

By:	PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III- 5

EXHIBIT INDEX

Exhibit No.	Description

4.1

Annual Information Form of the Registrant for the year ended December 31, 2015, dated as of March 24, 2016 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.2

Audited financial statements of the Registrant and the notes thereto for the fiscal years ended December 31, 2015 and 2014 together with the report of the auditors thereon (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.3

Management's discussion and analysis of the Registrant for the year ended December 31, 2015 (incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015, filed with the Commission on March 30, 2016)

4.4

Unaudited condensed interim consolidated financial statements of the Registrant for the three and six months ended June 30, 2016 and the notes thereto (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on August 4, 2016)

4.5

Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three and six months ended June 30, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on August 4, 2016)

4.6

Management information circular dated April 29, 2016 with respect to the Registrant’s annual meeting of shareholders held on June 9, 2016 (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 4, 2016)

4.7

Material change report of the Registrant dated April 26, 2016 filed in respect of the Company’s “at-the-market offering” of common shares (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on April 27, 2016)

4.8

Material change report of the Registrant dated May 11, 2016 filed in respect of the termination of the option agreement for the Coricancha Property (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on May 12, 2016)

4.9

Material change report of the Registrant dated July 12, 2016 filed in respect of the closing of the of the Company’s bought deal offering of units (incorporated by reference to the Registrant’s Form 6-K furnished to the Commission on October 20, 2016)

5.1	Consent of KPMG LLP(1)

5.2	Consent of McMillan LLP(1)

5.3	Consent of Robert Brown, P. Eng.(1)

6.1	Powers of Attorney (included on signature pages hereto)

(1)	Filed as an exhibit to this registration statement on Form F-10.